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                                                WARRANTECH CORPORATION AND SUBSIDIARIES
                                                            EXHIBIT 11
                                            STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                                                              (UNAUDITED)

                                                                         For the Years Ended March 31,
                                                 ---------------------- --- ---------------------- ---- ------------------------

                                                           1997                      1996                         1995
Earnings:
Net Income                                       $    4,794,715             $    2,394,862                  $ 2,895,788
                                                 ======================     ======================      ========================

Weighted average shares outstanding
 Primary (A):

Common shares                                         13,054,611                 12,998,547                  12,951,514

Assumed exercise of  stock options                    2,163,843                     721,387                     725,730
Assumed conversion of preferred
    stock                                                   -0-                   1,432,109                   1,910,900
                                                 ======================     ======================     =========================
                                                     15,218,454                  15,152,043                  15,588,144
                                                 ======================     ======================     =========================
Fully diluted (B)
Common shares                                        13,054,611                  12,998,547                  12,951,514

Assumed exercise of stock options                     2,340,258                   2,002,990                   1,993,893
Assumed conversion of preferred
    stock                                                   -0-                   1,464,296                   1,948,944
                                                 ======================     ======================     =========================
                                                     15,394,869                  16,465,833                  16,894,351
                                                 ======================     ======================     =========================
Earnings Per Common Share:

    Primary (A)                                            $0.32                     $0.16                        $0.19
    Fully Diluted (B)                                      $0.31                     $0.15                        $0.17


(A)      The treasury method was used in the calculation of primary earnings per share for all periods    presented.

(B)      The modified treasury method was used in the calculation of fully diluted earnings per share for the years ended March 31, 1997, 1996 and 1995.

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